SUB-ITEM 77I:  Terms of new or amended securities

On September 1, 2015, the registrant first began to publicly offer, shares of beneficial interest, no par value, of Alambic Small Cap Value Fund and Topturn OneEighty Fund, each a new series of the registrant.  Shares of the Funds are freely redeemable and transferable.  Each share of a Fund represents an equal proportionate interest in the assets and liabilities belonging to the Fund and is entitled to such dividends and distributions out of the income of the Fund as are declared by the Trustees.  The shares do not have cumulative voting rights or any preemptive or conversion rights, and the Trustees have the authority from time to time to divide or combine the shares of a Fund into a greater or lesser number of shares, provided that the proportionate beneficial interests of shareholders in the assets of the Fund are in no way affected.  No shareholder is liable to further calls or to assessment by the Funds without his express consent.

On December 29, 2015, the registrant first began to publicly offer, shares of beneficial interest, no par value, of Alambic Small Cap Growth Fund, Castlemaine Emerging Markets Fund, Castlemaine Event Driven Fund, Castlemaine Market Neutral Fund, Castlemaine Long/Short Fund, Castlemaine Multi-Strategy Fund and Marshfield Concentrated Opportunity Fund, each a new series of the registrant.  Shares of the Funds are freely redeemable and transferable.  Each share of a Fund represents an equal proportionate interest in the assets and liabilities belonging to the Fund and is entitled to such dividends and distributions out of the income of the Fund as are declared by the Trustees.  The shares do not have cumulative voting rights or any preemptive or conversion rights, and the Trustees have the authority from time to time to divide or combine the shares of a Fund into a greater or lesser number of shares, provided that the proportionate beneficial interests of shareholders in the assets of the Fund are in no way affected.  No shareholder is liable to further calls or to assessment by the Funds without his express consent.

Shares of the Funds have equal voting and liquidation rights.  When matters are submitted to shareholders for a vote, each shareholder is entitled to one vote for each full share owned and fractional votes for fractional shares owned.  The Funds are not required to hold annual meetings of shareholders.  In the event of liquidation, the holders of shares of a Fund will be entitled to receive as a class a distribution out of the assets, net of the liabilities, belonging to the Fund.